Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the Tsakos Energy Navigation Limited 2004 Incentive Plan and the Tsakos Energy Navigation Limited 2012 Incentive Plan and to the incorporation by reference therein of our reports dated April 16, 2012, with respect to the consolidated financial statements of Tsakos Energy Navigation Limited and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

August 2, 2012